Exhibit 77(Q)(1)(a)

COHEN & STEERS PREFERRED SECURITIES AND
INCOME FUND, INC.

ARTICLES SUPPLEMENTARY


Cohen & Steers Preferred Securities and Income
Fund, Inc., a Maryland corporation (the "Corporation") registered as an open-end management investment company under the Investment Company Act of 1940, as amended, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The aggregate number of shares of common stock, par value one-tenth of one cent ($.001) per share (the "Common Stock"), that the Corporation has authority to issue is hereby increased by four hundred million (400,000,000) shares of
Common Stock, of which two hundred million
(200,000,000) shares are classified as
Class F Common Stock and two hundred million
(200,000,000) shares are classified as
Class T Common Stock.

SECOND: The shares of Class F Common Stock and Class T Common Stock have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of a class of Common
Stock as set forth in the charter of the Corporation.

THIRD: Immediately before the increase and classification of shares as set forth in Article
FIRST hereof, the Corporation was authorized to issue one billion (1,000,000,000) shares of stock, all of which were shares of Common Stock, par value one-tenth of one cent ($.001) per share, having an aggregate par value of one million dollars
($1,000,000), classified in five classes as follows:

CLASS			SHARES

Class A Common Stock	200,000,000
Class C Common Stock	200,000,000
Class I Common Stock	200,000,000
Class R Common Stock	200,000,000
Class Z Common Stock	200,000,000


FOURTH: As hereby increased and classified, the total number of shares of stock which the Corporation has authority to issue is one billion four hundred million (1,400,000,000) shares of stock, all of which are shares of Common Stock, par value one-tenth of one cent ($.001) per share, having an aggregate par value of one million four hundred thousand dollars ($1,400,000), classified in seven classes as follows:


CLASS			SHARES

Class A Common Stock	200,000,000
Class C Common Stock	200,000,000
Class F Common Stock	200,000,000
Class I Common Stock	200,000,000
Class R Common Stock	200,000,000
Class T Common Stock	200,000,000
Class Z Common Stock	200,000,000

FIFTH: The Board of Directors of the Corporation increased the total number of shares of stock that the Corporation has authority to issue pursuant to
Section 2-105(c) of the Maryland General Corporation
Law and classified the additional shares under the authority contained in the charter of the Corporation.

SIXTH: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information, and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.


[SIGNATURE PAGE FOLLOWS]
IN WITNESS WHEREOF, Cohen & Steers Preferred
Securities and Income Fund, Inc. has caused these Articles Supplementary to be signed in its name and on its behalf by its President and witnessed by its Secretary as of December 13, 2016.

WITNESS:				COHEN & STEERS
PREFERRED SECURITIES AND
INCOME FUND, INC.



/s/ Tina M. Payne			By: /s/ Adam M. Derechin
Tina M. Payne					Adam M. Derechin
Secretary and Chief Legal Officer	President and Chief Executive
Officer







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